Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 4, 2023

Registration Statement No. 333-249515-10

GM Financial Consumer Automobile Receivables Trust (GMCAR) 2023-2

Joint Leads: BofA (struc), Miz, MS, RBC

Co-Mgrs: Barc, Drexel, Soc Gen, TD

ANTICIPATED CAPITAL STRUCTURE

CLS	SZ ($mm)*	WAL	M/S&P	PWIN	EXP	LGL	BENCH	SPRD	YLD	CPN	$PX
===========================================================================================================
A-1	287.180	0.23	P-1/A-1+	1-6	10/23	04/16/24	I-CRV	+40	5.186		100.00000
A-2A	348.190	1.06	Aaa/AAA	6-20	12/24	05/18/26	I-CRV	+75	5.158	5.10	99.99633
A-2B	225.000	1.06	Aaa/AAA	6-20	12/24	05/18/26	SOFR30A	+75			100.00000
A-3	501.800	2.45	Aaa/AAA	20-40	08/26	02/16/28	I-CRV	+80	4.513	4.47	99.99725
A-4	113.040	3.60	Aaa/AAA	40-44	12/26	10/16/28	I-CRV	+95	4.479	4.43	99.97410
B	25.070	3.68	Aa2/AA	44-44	12/26	10/16/28	I-CRV	+135	4.871	4.82	99.99217
C	23.490	3.68	A2/A	44-44	12/26	12/18/28	I-CRV	+175	5.271	5.21	99.98639
D	19.600	---Not Offered----
===========================================================================================================

PRICED:	4/4/23	DEAL SIZE:	$1,523,770,000
BILL & DELIVER:	BofA	BBG TICKER:	GMCAR 2023-2 SSAP: HRL232
EXPECTED RATINGS:	Moody’s/S&P	FORMAT:	SEC Registered
EXPECTED SETTLE:	4/12/23	PXG SPEED:	1.3% ABS to 10% Call
FIRST PAY DATE:	5/16/23	MIN DENOMS:	$1k x $1K
ERISA ELIGIBLE:	Yes
INTEXNET:	basgmcar232-upsize 4VYY
www.dealroadshow.com	GMCAR232

CUSIPS

A1	362583AA4
A2A	362583AB2
A2B	362583AC0
A3	362583AD8
A4	362583AE6
B	362583AF3
C	362583AG1

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.